Exhibit 10.45

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Release”) is made and entered into by and between MICHAEL STUTTS (“Stutts”) and OS MANAGEMENT, INC. (“Company” or “Employer”). The parties desire to settle all disputes between them, on terms that are mutually agreeable. Accordingly, Employer and Stutts agree as follows:

1.Employer will provide Stutts with good and valuable consideration in return for Stutts’s execution of this Release, which is intended to fully resolve all matters between Employer and Stutts, whether actual or potential.

2.By entering this Release, Employer does not admit any underlying liability to Stutts. Neither Employer nor Stutts is entering this Release because of any wrongful acts of any kind.

3.Stutts agrees that his employment with Company will be separated effective December 20, 2021 (“Separation Date”).

4.Stutts promises and obligates himself to perform the following covenants under this Release:

a.)Acting for himself, his heirs, personal representatives, administrators, and anyone claiming by or through him or them, Stutts unconditionally and irrevocably releases, acquits, and discharges Employer and its Releasees from all Claims (as defined below) that Stutts (or any person or entity claiming through Stutts) may have against Employer or its Releasees as of the date of this Release.

i)The phrases “Employer” or “Employer and its Releasees” shall mean OS Management, Inc. and all of its direct and indirect parents, (including but not limited to Bloomin’ Brands, Inc. and OSI Restaurant Partners, LLC), direct and indirect affiliates (including but not limited to Outback Steakhouse of Florida, LLC, Bonefish Grill, LLC, Carrabba’s Italian Grill, LLC, OS Prime, LLC, OS Pacific, LLC, DoorSide, LLC, OSI/Fleming’s, LLC, OSI International, LLC, Outback Steakhouse International, LLC, and OS Restaurant Services, LLC), and all of the past and present directors, officers, partners, shareholders, supervisors, employees, representatives, successors, assigns, subsidiaries, parents, and insurers of OS Management, Inc. and its parents and affiliates.

ii)The term “Claims” shall include lawsuits, causes of action, liabilities, losses, damages, debts, demands, controversies, agreements, duties, obligations, promises and rights of every kind. The term “Claims” shall include Claims arising from any source, including but not limited to contracts, statutes, regulations, ordinances, codes, or the common law, including claims arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq., as amended), the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq., as amended), the Family Medical Leave Act of 1993 (29 U.S.C. §2601, et seq., as amended), the Fair Labor Standards Act of 1938 (29 U.S.C. §201et seq., as amended), the

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Occupational Safety and Health Act (29 U.S.C. §651 et seq.), the Genetic Information Nondiscrimination Act of 2008, the Pregnancy Discrimination Act of 1978 (as amended), the Uniformed Servicemembers Employment and Reemployment Rights Act 38 U.S.C. §4301 et seq., as amended), the Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. §1001et seq., as amended), 42 U.S.C. §1981, the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq., as amended) (see also Older Workers Benefits Protection Act Disclosure attached as Exhibit 1), the Florida Civil Rights Act of 1992 (F.S. §760.01et seq., as amended), the Florida Whistle Blower Act (F.S. §448.102 et seq.,), the Florida Workers’ Compensation Retaliation Statute (F.S. §440.205 et seq.), and all other federal, state, and local laws dealing with discrimination, retaliation, wages, leave, benefits, or workplace policies, as well as claims for unpaid wages or overtime, unpaid commissions, breach of contract, wrongful termination, retaliation, intentional infliction of emotional distress, negligent hiring, invasion of privacy, defamation, slander, assault, battery, or any other tort arising out of or connected in any way to the employment relationship. The term “Claims” shall include injuries or damage of any nature, regardless of whether such injuries or damage arise from accident, illness, occupational disease, negligence, intentional act, or some other origin. The term “Claims” specifically includes third-party claims for indemnity or contribution against Employer or its Releasees. The term “Claims” shall be construed to include all Claims meeting the definitions in this subparagraph without regard to whether those Claims are asserted or unasserted, known or unknown, ripe or unripe, direct or indirect, conditional, or unconditional.

b.)Stutts waives and relinquishes any rights that Stutts may have to claim reimbursement from Employer and its Releasees for attorney’s fees, costs, or expenses that Stutts may have incurred while obtaining legal advice on any matter related to Employer, except as expressly provided for below.

c.)Stutts waives and refuses any right to any damages, compensation, or other personal relief that may be recovered at any time after the execution of this Release because of any proceeding arising out of or related to the employment relationship that is brought under the jurisdiction or authority of the Equal Employment Opportunity Commission, the Florida Commission on Human Relations, the U.S. Department of Labor, or any other local, state, or federal court or agency. If any such agency or court assumes jurisdiction of or files any complaint, charge, or proceeding against Employer or its Releasees, Stutts shall request such agency or court to dismiss or withdraw from the matter. Further, Stutts agrees never to sue Employer on any claim arising out of his employment with Employer.

d.)Stutts agrees that he will not at any time, disclose, use, or communicate to any person or entity, whether directly or indirectly, any Confidential Information obtained by Stutts during the term of Stutts's employment with Employer, unless (i) such disclosure or communication is compelled by law, or (ii) Stutts has received specific written authorization in advance from Employer prior to the disclosure, use, or communication. Confidential Information shall mean any information regarding, affecting, or relating to the customers, clients, operations, or business of Employer

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that is treated as confidential by Employer and that is not generally known by or otherwise available to third parties.

e.)Stutts agrees, for a two-year period following the Separation Date, except as is the result of a broad solicitation that is not targeting employees of Employer or any of its franchisees or affiliates, not to offer employment to, or hire, any employee of Employer or any of its affiliates, or otherwise directly or indirectly solicit or induce any employee of Employer or any of their franchisees or affiliates to terminate his or her employment with Employer or any of its franchisees or affiliates; nor shall Stutts act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of Employer or any of its franchisees or affiliates to terminate his or her employment with Employer or any of its franchisees or affiliates.

f.)Stutts agrees that he will not disparage Employer or its Releasees in any way to any person or entity. Notwithstanding this provision, in the unlikely event that Stutts is subpoenaed as part of a government entity’s investigation of Employer, Stutts may provide truthful information about his employment to the government entity without violating this Release as long as he has first provided notice to the employer by emailing the subpoena to subpoenas@BloominBrands.com within two business days of receipt of the subpoena.

g.)Stutts will submit all requests for reimbursement no later one week after the Separation Date. Reimbursement eligibility will be determined consistent with Employer’s usual policies and procedures.

h.)Stutts agrees to direct any requests for employment verification or reference to www.theworknumber.com. Prospective employers can obtain his dates of employment and positions held with Employer by furnishing his identifying information and company code 13799.

i.)Stutts shall comply with all other terms of this Release as provided for herein.

5.On December 15, 2021, the Employer informed Stutts of what he had a right to receive upon separation of employment and explained that, in addition, the Employer will do the following in consideration of the promises made by Stutts in this Release:

a.)Employer shall provide Stutts severance in the gross amount of $1,600,000, less ordinary deductions and withholdings.

b.)Employer shall also provide Stutts a net amount of $5,547 which represents the cost of twelve (12) months of premiums for continuing medical, dental and vision coverage for Stutts.

c.)Notification of Stutts’s rights under COBRA (Consolidated Omnibus Budget Reconciliation Act) will be forthcoming from The Wex Company under separate cover.

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d.)Employer shall report the payments outlined in this paragraph to governmental tax authorities on an IRS (Internal Revenue Service) Form W-2.

e.)Employer shall send the payments described above to Stutts’s home address within ten (10) days after the expiration of the Revocation Period referenced in paragraph 7 below.

f.)As additional consideration for this Release, Employer will provide Stutts with outplacement services with Challenger, Gray & Christmas for a period of up to twelve (12) months, to be used consecutively, beginning after the expiration of the Revocation Period.

g.)Employer will not contest any claim for unemployment benefits related to Stutts’s employment with Employer.

h.)Stutts agrees that he is of sound mind and body and has sufficient education and experience to make choices that may affect his legal rights, has full legal capacity to make decisions for himself, is aware that this Release has significant legal consequences, has been advised to consulted with an attorney, decided to sign this Release of his own free will, and is not executing this Release because of any duress or coercion.

i.)Stutts acknowledges that he has not compromised any claim for unpaid wages under the Fair Labor Standards Act as he has received full compensation for all days worked at the appropriate rate of pay.

6.Stutts shall have a period of twenty-one (21) calendar days (the “Consideration Period”) from December 15, 2021, to consider the Release’s terms and consequences before executing the Release. The offer made by Employer in this Release will expire if not accepted by January 5, 2022.

7.Stutts and Employer agree that Stutts may revoke the Release for any reason at any time during the seven (7) calendar days immediately following Stutts’s execution of the Release (the “Revocation Period”). To revoke this Release, Stutts must cause written notice of his intent to revoke this Release to be delivered to Heather Brock at HeatherBrock@BloominBrands.com. This Release shall not become effective or enforceable until the Revocation Period has expired without such notice having been delivered to Employer in the specified manner.

8.Stutts represents that he has not sold, transferred, or assigned to a third party any claims that he may have against Employer and its Releasees. Stutts represents that any claims that he may have against Employer and its Releasees are unencumbered and otherwise within his power to dispose of. Stutts represents that he does not have any pending lawsuits, claims, or actions against Employer and its Releasees. Stutts further represents that he has not suffered any injuries, illnesses, or accidents in the course of his employment other than those he has previously disclosed to Employer, and that any previously disclosed injuries, illnesses, or accidents are included within the scope of the claims settled by this Release.

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9.Stutts agrees that he is solely responsible for all federal, state and/or local tax liabilities and consequences that he may incur because of the payments made under this Release, and that Employer and Releasees shall bear no responsibility for any such liabilities or consequences. Stutts agrees to defend, indemnify and hold harmless Employer and Releasees from liability for tax payments, required tax withholdings, penalties, additions to tax and/or interest that they are obligated to pay because of Stutts’s failure to pay his portion of taxes associated with the payments identified above.

10.The Employer may deduct or withhold from any compensation or benefits any applicable federal, state, or local tax or employment with holdings or deductions resulting from any payments or benefits provided under this Release. In addition, it is the employer's intention that all payments or benefits provided under this release comply with section 409A of the Internal Revenue Code of 1986, as amended (“Code”). The Employer does not guarantee the tax treatment of any payments or benefits under this release including without limitation under the Code or federal, state, local or foreign tax law and regulations.

11.All prior understandings or agreements between Stutts and Employer with respect to the subject matter of this Release are merged into this Release, which fully and completely expresses the entire agreement and understanding of the parties with respect to the subject matter hereof. Notwithstanding this provision, this Release shall not in any way diminish any obligation, duty or undertaking owed by Stutts to Employer because of any other contract or agreement or law. The rights and releases given to Employer in this Release will be in addition to, and not in place of, all other rights held by Employer by virtue of any other contract, agreement or undertaking, and to that extent, the obligations of Stutts survive the execution of this Release.

12.This Release cannot be orally amended, modified, or changed. No change, amendment, or modification to the terms of this Release shall be valid unless such change, amendment, or modification is memorialized in a written agreement between the parties that expressly references this Release and is signed by Stutts and by a duly authorized officer or representative of Employer.

13.This Release is made and entered into in the state of Florida, and shall be interpreted, enforced, and governed under the laws of Florida. In the event of a breach of this Release by either party, the other party shall be entitled to seek enforcement of this Release exclusively before a court of competent jurisdiction located in Hillsborough County, Florida which shall be deemed to have exclusive jurisdiction and venue over any litigation related to or arising from this Release. This Release shall not be construed to waive any right of removal that may apply to any action filed in state court by either party to this Release. However, the parties waive any right to a jury trial for any dispute or controversy arising out of this Release.

14.At the conclusion of any litigation or dispute arising out of or related to this Release, the prevailing party may recover, in addition to damages, the costs and fees (including attorney's fees, paralegal fees, and expert fees) reasonably incurred in connection with the litigation or dispute.

15.The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in

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this Release, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

16.Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall remain valid unless declared otherwise by the court.

17.The parties agree that a true copy of this Release may be used in any legal proceeding in place of the original and that any such true copy shall have the same effect as the original.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed on	December 20, 2021.

		Sign:	/s/ Michael Stutts
Michael Stutts

Executed on	December 20, 2021.

OS Management, Inc.
		Sign:	/s/ Kelly Lefferts
		Title:	EVP, Chief Legal Officer, Secretary

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Exhibit 1 to Michael Stutts Release
Stock Options

a.)Stutts was granted the option to purchase 50,000 shares of the common stock of BBI (the “2019 Options”) pursuant to that certain Option Agreement with a grant date of July 1, 2019 (the “2019 Option Agreement”). Stutts agrees 33,333 shares of the 2019 Options are vested and unexercised and shall remain vested and exercisable for 365 calendar days following the Separation Date. Stutts agrees that 16,667 shares are unvested and hereby forfeited, canceled terminated, and deemed null and void ab initio. Stutts agrees that as of 12:01 a.m. (Tampa time) on the 365th calendar day immediately following the Separation Date, the 2019 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

Performance Units

a.)Stutts was awarded 24,178 Bloomin’ Brands, Inc. performance share units (the "2020 Performance Share Units") pursuant to that certain Agreement with a grant date of February 20, 2020 (the "2020 Performance Share Agreement"). Stutts agrees none of the 2020 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2020 Performance Share Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

b.)Stutts was awarded 12,334 Bloomin’ Brands, Inc. performance share units (the "2021 Performance Share Units") pursuant to that certain Agreement with a grant date of February 22, 2021 (the "2021 Performance Share Agreement"). Stutts agrees none of the 2021 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2021 Performance Share Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

Restricted Stock Units

a.)Stutts was awarded 50,000 Bloomin’ Brands, Inc. restricted stock units (the "2019 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of July 1, 2019 (the "2019 Restricted Stock Agreement"). Stutts agrees 33,333 of the 2020 Restricted Stock units were previously vested and distributed. Stutts agrees 16,667 of the 2019 Restricted Stock units are unvested and hereby forfeited, canceled terminated, and deemed null and void ab initio. The 2019 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

b.)Stutts was awarded 12,089 Bloomin’ Brands, Inc. restricted stock units (the "2020 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 20, 2020 (the "2020 Restricted Stock Agreement"). Stutts agrees 4,029 of the 2020 Restricted Stock units were previously vested and distributed. Stutts agrees 8,060 of the 2020 Restricted Stock units are unvested and hereby forfeited, canceled terminated, and deemed null and void ab initio. The 2020

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Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

c.)Stutts was awarded 7,052 Bloomin’ Brands, Inc. restricted stock units (the "2021 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 22, 2021 (the "2021 Restricted Stock Agreement"). Stutts agrees none of the 2021 Restricted Stock are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2021 Restricted Stock Agreement is hereby cancelled, forfeited, terminated and deemed null and void ab initio.

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